Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrawest Resorts Holdings, Inc.:

We consent to the use of our report dated September 30, 2013, with respect to the consolidated statements of operations, comprehensive loss, partners’ deficit, and cash flows of Intrawest Cayman L.P. for the year ended June 30, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Vancouver, Canada

November 11, 2013